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                                                                       Exhibit 5
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                       [Letterhead of Hunton & Williams]


                                April 12, 2001


Carolina Power & Light Company
410 South Wilmington Street
Raleigh, North Carolina 27601

                      Registration Statement on Form S-3
                    Relating to $1,000,000,000 Issue Amount
                           of Unallocated Securities
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Ladies and Gentlemen:

     We have acted as counsel to Carolina Power & Light Company, a North Carolina corporation (the "Company"), in connection with the registration by the Company of an aggregate of $1,000,000,000 of its (i) first mortgage bonds ("First Mortgage Bonds"), (ii), debt securities that will be secured by First Mortgage Bonds until the Release Date, as defined in the Prospectus ("Senior Notes"), (iii) unsecured debt securities ("Debt Securities") on terms to be determined at the time of sale (the First Mortgage Bonds, Senior Notes and Debt Securities are referred to collectively as the "Securities"), as set forth in the Registration Statement on Form S-3 (the "Registration Statement") that is being filed on the date hereof with the Securities and Exchange Commission (the "Commission") by the Company pursuant to the Securities Act of 1933, as amended. The Securities are to be issued in one or more series and are to be sold from time to time as set forth in the Registration Statement, the Prospectus contained therein (the "Prospectus") and any amendments or supplements thereto.

     In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

     Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

     1. The Company is duly incorporated and validly existing under the laws of the State of North Carolina; and

     2. When (a) the financial and other terms of any class or series of the Securities have been established by the Securities Pricing Committee of the Company (the "Pricing Committee"), which committee has been previously appointed by resolution of the Board of Directors of the Company (the "Board") and authorized to act without further Board action, (b) such Securities have been issued and sold upon the terms and conditions set forth in the
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Registration Statement, the Prospectus and the applicable supplement to the
Prospectus, (c) such Securities have been duly executed, authenticated and delivered in accordance with the applicable indenture, and (d) the North Carolina Utilities Commission and the South Carolina Public Service Commission have entered orders authorizing the issuance and sale of the securities, then the Securities will be validly authorized and issued and binding obligations of the Company, enforceable in accordance with their terms, subject to (x) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and (y) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption "Legal Opinions" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

                                        Very truly yours,



                                        /s/ Hunton & Williams
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                                        Hunton & Williams